UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: October 26, 2013

(Date of earliest event reported)

D E E R E  &  C O M P A N Y

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

On October 28, 2013, Deere & Company (“Deere”) issued a press release announcing the entry of Deere, on behalf of itself and certain of its subsidiaries, into an agreement and other transactions relating to the sale of John Deere Landscapes (“JD Landscapes”), as discussed further in Item 8.01 below.

A copy of the press release is furnished as exhibit 99.1 to this Current Report. The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference.

Item 8.01                                           Other Events.

On October 26, 2013, Deere entered into an Investment Agreement (“Agreement”) with CD&R Landscapes Bidco, Inc. (together with certain of its affiliates, “Buyer”), a newly-formed entity owned by affiliates of Clayton, Dubilier & Rice, LLC (“CD&R”) related to the sale of JD Landscapes, a unit of Deere’s agriculture and turf segment that distributes irrigation equipment, nursery products and landscape supplies, including seed, fertilizer and hardscape materials, primarily to landscape service professionals. Pursuant to the Agreement, Deere has agreed that the subsidiaries comprising JD Landscapes will be acquired by Buyer through merger with two subsidiaries of Buyer (“Mergers”) and Deere will receive common stock (“Common Stock”) of an affiliate of Buyer (“Buyer Parent”) and approximately $300 million in cash. Immediately following the closing of the Mergers, CD&R will own cumulative convertible participating preferred stock of Buyer Parent (“Preferred Stock”), initially representing 60% of the outstanding capital stock (on an as-converted basis) of Buyer Parent, and Deere (or its affiliates) will own all of the Common Stock, initially representing the remaining 40% of the outstanding capital stock (on an as converted basis) of Buyer Parent. A payment adjustment for the cash consideration may be made between Deere and Buyer based upon the amount of cash, indebtedness and working capital of JD Landscapes at the closing relative to a target amount.

The consummation of the Mergers is subject to certain customary conditions, including: (i) there not having occurred a Material Adverse Effect (as defined in the Agreement) on JD Landscapes and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976. Approval of Deere’s shareholders is not required in connection with the Merger.

The Agreement contains customary representations, warranties and covenants of Deere and Buyer. The Agreement contains customary termination rights for both Deere and Buyer and provides that, upon termination of the Agreement under specific circumstances relating to the breach of the Agreement by Buyer or CD&R or the unavailability of $175 million of borrowing by Buyer under the contemplated credit facilities that are anticipated to be entered into at the closing of the Mergers, Buyer will be obligated to pay Deere a termination fee of $20 million. Each of Buyer and Deere has agreed to provide indemnification for certain breaches of the Agreement and in respect of specified liabilities.

The Preferred Stock in Buyer held by CD&R will rank senior to the Common Stock in Buyer Parent held by Deere (or its affiliates) as to dividends and liquidation preference. The Preferred Stock will have an initial liquidation preference of $174 million and entitle the holder to a dividend rate of 12% per annum (“Preferred Dividend”) on the liquidation preference, compounding quarterly and payable in cash or in additional shares of Preferred Stock at the option of Buyer Parent. The Preferred Dividend shall be paid in additional shares of Preferred Stock until the second anniversary of the closing date. CD&R’s right to receive the liquidation preference will be subject to Deere’s rights under the stockholders agreement described below. Dividend payments will be eliminated for any prospective period if Buyer Parent achieves certain thresholds related to its trailing twelve month adjusted EBITDA (as defined in the certificate of designations governing the Preferred Stock). Each share of Preferred Stock generally votes on an as-converted basis, in addition to having certain special consent rights, and is convertible at any time. The Preferred Stock is not redeemable.

In connection with the Mergers, CD&R and Deere (or its affiliates) will enter into a stockholders agreement, pursuant to which Deere (or its affiliates) will be entitled initially to appoint two of the six Buyer Parent board members. Prior to an initial public offering (“IPO”), so long as either Deere (including its affiliates) or CD&R (including its affiliates) own at least 25% of the total outstanding capital stock of Buyer Parent, the consent of such party will be needed for certain significant company actions, including liquidation and dissolution, issuance of certain equity, incurrence of significant indebtedness and disposal of a material amount of assets (subject to specific dollar thresholds). Additionally, CD&R and Deere (or its affiliates) will enter into a registration rights agreement providing customary registration rights to CD&R and Deere, including certain restrictions on the ability of CD&R and Deere to transfer the equity of Buyer Parent held by them, respectively.

Item 9.01                                           Financial Statements and Exhibits.

99.1                        News Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ Gregory R. Noe
Gregory R. Noe
Secretary

Dated: October 28, 2013

EXHIBIT INDEX

Number and Description of Exhibit

(99.1)                Press Release